Investor Contact:	Media Contact:
Jerry Long	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Reports Record Second Quarter 2012 Results

•	Second quarter net sales of over $1 billion, an increase of 15 percent
•	Record quarterly operating profit of $95 million, or 9.0 percent of net sales
•	Operating profit records for both North American and International segments
•	Net Income of $0.82 per share attributable to Cooper Tire & Rubber Company

Findlay, Ohio, August 9, 2012 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net sales of $1.06 billion, an increase of $140 million, or 15 percent, compared with the second quarter of 2011. Operating profit was $95 million for the quarter, an increase of $71 million from the prior year same quarter. Net income attributable to Cooper Tire & Rubber Company was $52 million, or $0.82 per share on a diluted basis, for the quarter ended June 30, 2012, compared with $12 million, or $0.18, for the second quarter of 2011.

Results during the quarter included a pre-tax gain of $7 million related to the curtailment of a pension plan at the Company's United Kingdom operations.

Profits were improved $67 million from lower raw material costs which was partially offset by unfavorable price and mix of $3 million. Sales volumes in both the North American and International segments were higher which improved profits by $19 million. Also improving profit were improved manufacturing efficiencies of $8 million and lower product liability costs of $1 million. Selling, general and administrative costs increased by $19 million as the Company continued to invest in expanding distribution networks and promoting Cooper brands. Results were also decreased by $9 million of higher other costs including pension expense and expenses related to the start up of the Company's recently acquired manufacturing operation in Serbia. As a result of the Company’s improved operating profit performance, selling, general and administrative and other costs also included higher incentive compensation-related expenses.

The Company ended the quarter with $241 million of cash and cash equivalents, an increase of $103 million compared with the prior year second quarter balance of $138 million. Improved profits and reduced inventory levels contributed to the higher cash balance.

The Company has posted a summary presentation of information related to the quarter on its website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

North America Tire Operations

North America Tire Operations achieved net sales of $771 million during the second quarter, up 16 percent from 2011 net sales of $663 million. The increased sales were the result of higher unit volumes and stronger price and mix. Unit sales for the North American segment increased 15 percent compared with the prior year second quarter. Cooper's total light vehicle tire shipments in the United States increased 16 percent during the quarter, compared with total industry shipments which were essentially flat as reported by the Rubber Manufacturers Association.

The segment's operating profit was $65 million for the second quarter, or 8.4 percent of net sales. This was an increase of $61 million compared with the same period in 2011. Profits improved due to lower raw material costs of $35 million, favorable price and mix of $18 million, higher unit volumes of $12 million, manufacturing efficiencies of $7 million and lower product liability costs of $1 million. These improvements were partially offset by $5 million of higher selling, general and administrative costs and $6 million of other costs which include pension and incentive compensation expense.

International Tire Operations

The Company's International Tire Operations reported second quarter sales of $419 million, an increase of $23 million, or 6 percent, compared with the second quarter of 2011. Record unit shipments increased 19 percent over the same quarter in 2011, including intercompany shipments. Asian sales volumes increased 16 percent, while European sales volumes increased 1 percent. Higher Asian sales were driven by improved truck and bus radial and premium passenger car tire sales. European sales volumes increased as a result of sales volumes of the new operations in Serbia.

The segment achieved record operating profit of $43 million, or 10.3 percent of net sales, in the second quarter of 2012, compared with $23 million, or 5.9 percent of net sales, in the second quarter of 2011. Profits improved by $46 million from lower raw material costs, $6 million from higher unit volumes and $1 million from improved manufacturing costs. Partially offsetting these improvements were unfavorable price and mix of $32 million and $6 million of higher selling, general and administrative costs reflecting investments to expand the distribution network in China and to promote Cooper brands. Serbia startup costs were $2 million. Profits include a one time gain of $7 million pre-tax related to the curtailment of a pension plan at the Company's United Kingdom operations.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, "I am very pleased with our results for the second quarter. During the quarter we continued progress toward our goals in the midst of a challenging business environment, which demonstrates the strengthening of our business model.

"While demand has been sluggish for the industry, our new products continued to do well as we exceeded industry growth in many product lines.

"While second quarter raw material costs increased sequentially from the first quarter, costs declined during the latter part of the second quarter and we expect further reductions as measured by our raw material index in the third quarter.

"We continue to expect capital expenditures for 2012 to total $180 million to $210 million. This includes investments in an ERP system and investments to ramp up production at our Serbian operation.

"There are more opportunities for the Company to increase shareholder value as we move forward. These opportunities include building on the momentum from our new product introductions and driving cost savings to the bottom line as we become more efficient in our operations. We will also create new opportunities to enhance the effectiveness of our operations as we implement our ERP system.

"While we have confidence that the execution of initiatives defined in our strategic plan will move our business forward, the global economic climate is very uncertain which causes us to be cautious about the near term future."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s website at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Available Information

We webcast our earnings calls and certain events we participate in or host on the investor relations portion of our website, http://coopertire.com/investors.aspx. We also make available on our website free of charge a variety of information for investors. Our goal is to maintain the investor relations portion of the website as a portal through which investors can easily find or navigate to pertinent information about us, including:

•	our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the Securities and Exchange Commission;
•	information on our business strategies, financial results and selected key performance indicators;
•	announcements of our participation at investor conferences and other events;
•	press releases on quarterly earnings, product and service announcements and legal developments;
•	corporate governance information; and
•	other news and announcements that we may post from time to time that investors might find useful or interesting.

The content of our website is not intended to be incorporated by reference into this press release or in any report or document we file with or furnish to the SEC, and any references to our website is intended to be inactive textual references only.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	the failure to achieve expected sales levels;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	changes in interest or foreign exchange rates;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	consolidation among the Company's competitors or customers;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	litigation brought against the Company, including products liability claims, which could result in material damages against the Company, as well as potential increases in legal fees due to a more active trial docket;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	the impact of labor problems, including labor disruptions at the Company or at one or more of its large customers or suppliers;
•	changes to tariffs on certain tires imported into the United States from the People's Republic of China or the imposition of new tariffs or trade restrictions;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	failure to implement information technologies or related systems, including failure to successfully implement an ERP system;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the risks associated with doing business outside of the United States;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with joint-venture partners;
•	the inability to recover the costs to develop and test new products or processes;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2011	2012	2011	2012

Net sales	$918,739	$1,058,482	$1,820,532	$2,042,740
Cost of products sold	849,464	899,578	1,670,298	1,778,407
Gross profit	69,275	158,904	150,234	264,333

Selling, general and administrative	45,022	63,490	93,798	121,209
Operating profit	24,253	95,414	56,436	143,124

Interest expense	9,229	8,383	18,650	16,858
Interest income	901	721	1,570	1,372
Other income	143	183	5,648	648
Income before income taxes	16,068	87,935	45,004	128,286

Income tax expense	1,621	29,345	12,080	41,646

Net income	14,447	58,590	32,924	86,640

Net income attributable to noncontrolling shareholders' interests	2,924	6,844	5,727	13,326

Net income attributable to Cooper Tire & Rubber Company	$11,523	$51,746	$27,197	$73,314

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.19	$0.83	$0.44	$1.18

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.18	$0.82	$0.43	$1.17

Weighted average shares outstanding (000s):
Basic	62,196	62,342	62,024	62,326
Diluted	63,208	62,886	63,196	62,925
Depreciation	$32,570	$31,672	$62,228	$63,441
Amortization	335	335	672	670
Capital expenditures	$47,197	$40,807	$83,100	$77,869

Segment information
Net sales
North American Tire	$663,348	$770,799	$1,307,123	$1,468,306
International Tire	395,620	418,635	759,042	823,096
Eliminations	(140,229)	(130,952)	(245,633)	(248,662)

Segment profit (loss)
North American Tire	$3,675	$65,047	$25,204	$87,887
International Tire	23,300	43,235	43,372	75,875
Eliminations	(990)	(3,322)	(2,733)	(3,846)
Unallocated corporate charges	(1,732)	(9,546)	(9,407)	(16,792)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30
	2011	2012

Assets
Current assets:
Cash and cash equivalents	$137,688	$240,501
Notes receivable	38,046	65,863
Accounts receivable	477,727	499,086
Inventories	642,471	568,479
Other current assets	42,630	67,520
Total current assets	1,338,562	1,441,449

Net property, plant and equipment	959,674	1,000,943
Goodwill	20,687	18,851
Restricted cash	2,401	9,861
Deferred income tax assets	15,371	188,776
Intangibles and other assets	59,692	46,451
	$2,396,387	$2,706,331

Liabilities and Equity
Current liabilities:
Notes payable	$136,170	$118,940
Trade payables and accrued liabilities	673,183	617,850
Income taxes	4,905	27,555
Current portion of long-term debt	21,458	6,608
Total current liabilities	835,716	770,953

Long-term debt	324,440	337,081
Postretirement benefits other than pensions	261,546	297,121
Pension benefits	234,436	339,450
Other long-term liabilities	174,648	175,712
Redeemable noncontrolling shareholders' interests	71,673	-
Equity	493,928	786,014
	$2,396,387	$2,706,331

These interim statements are subject to year-end adjustments.

Certain amounts from 2011 have been reclassed to conform to 2012 presentation.